EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Bancshares of Florida, Inc. (the “Company”) on Form S-3 of our report dated March 7, 2006, relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2005.

/s/ Hacker Johnson & Smith, P.A.
Fort Lauderdale, Florida

March 31, 2006